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                                                                   EXHIBIT 10.46

February 1, 2000




Mr. Todd Westbrook
605 Sunburst Circle
Brownsboro, AL  35741

Dear Todd:

We are pleased to extend to you an offer of employment for the position of Vice President of Operations. Your base compensation will be $6,153.85 paid biweekly (annualized salary of $160,000). Executive compensation is reviewed annually after the end of Verilink's June 30 fiscal year end. Any increase in salary is at the discretion of the CEO with approval of the Compensation Committee of the Board of Directors. In this position you will report directly to me.

         Contingent upon your acceptance of this offer of employment, and subject to the Board of Directors' approval, Verilink will grant to you a Non-Qualified Stock Option which gives you the right to purchase, under terms stated in your Stock Option Agreement, 100,000 shares of Verilink Common Stock at fair market value as determined by the Board of Directors on the date of the grant. Vesting occurs over 4 years at the rate of 25% at the end of each year assuming continuous employment.

You will be eligible to participate in the Verilink Management Incentive Compensation program at a rate of 35% of your base pay. Your participation will be prorated for the remainder of this fiscal year.

You will receive such benefits as are customarily granted to Verilink employees. You will receive personal time off (PTO) in accordance with Verilink's existing policy. PTO initially accrues at the rate of 1 1/2 days per month of employment, and may be used for vacation, illness, personal business, etc. Verilink confirms that any conditions covered by your existing health insurance will be covered by Verilink's health insurance, commencing on the first day of your employment, provided that you obtain a Certificate of Coverage evidencing your existing coverage. The attached schedule of Officers' Benefits sets forth additional benefits currently available to Verilink executive officers. These benefits are





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Todd Westbrook
February 1, 2000
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subject to review from time-to-time by the Compensation Committee of the Board of Directors.

Your employment with Verilink Corporation is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Verilink is free to conclude its at-will employment relationship with you at any time, with or without cause.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and Verilink agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association. HOWEVER, we agree that this arbitration provision shall not apply to any dispute or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary or confidential information.

This offer of employment is contingent upon:

         A completed employment application.

         Full compliance with the Immigration Reform and Control Act of 1986 which requires new employees to provide documentation/identification to establish both identity and work authorization within three (3) days of your employment.

         On your date of hire you will be required to sign a Verilink Confidentiality Agreement as a part of your total employment package.

         If you will be driving your personal automobile for company business on regular basis, you will be required to provide proof of personal auto insurance policy.

If you have any questions regarding the nature of this documentation, please contact the Human Resources Department.

This letter, along with any written proprietary rights agreements that you enter into with Verilink, set forth the terms of your employment with Verilink and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by an instrument in writing, signed by Verilink and by you.





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Todd Westbrook
February 1, 2000
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Todd, we are pleased to have you join the Verilink team, and we look forward to your participation in our continued success.

Sincerely,

/s/ Mike Reiff

Mike Reiff
Chief Operating Officer



I accept the foregoing offer:

  /s/ Todd Westbrook                                            02/02/00
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  Name                                                            Date

  02/22/00
-----------------------------
  Expected Start Date